Exhibit 10(b)

GUARANTEE

GUARANTEE, dated as of May 17, 2004 (this "Guarantee"), is made by SEARS, ROEBUCK AND CO., a corporation organized and existing under the laws of the State of New York ("Sears") in favor of the Benefitted Parties (as defined below).

PRELIMINARY STATEMENT

SEARS ROEBUCK ACCEPTANCE CORP., a corporation organized and existing under the laws of the State of Delaware (the "Company") and a wholly owned subsidiary of Sears, is party to a Credit Agreement dated as of May 17, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement") with the Lenders party thereto and Citibank, N.A., as Agent for the Lenders. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement unless otherwise indicated.

It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement from time to time that Sears shall have executed and delivered this Guarantee.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement from time to time, Sears hereby agrees as follows:

Section 1. Guarantee. Sears hereby irrevocably and unconditionally guarantees to the Lenders and the Agent the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Borrower now or hereafter existing under or in respect of the Credit Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under Guarantee. Without limiting the generality of the foregoing, Sears' liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent or any Lender under or in respect of the Guaranteed Obligations but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower. Failing payment when due of any amount so guaranteed, Sears shall be obligated to pay the same. Sears agrees that this is a guarantee of payment and not a guarantee of collection.

Section 2. No Liability of Officers, Etc. No stockholder, officer, director or incorporator, as such, past, present or future of Sears shall have any liability under this Guarantee by reason of his, her or its status as such stockholder, officer, director or incorporator.

Section 3. Continuing Guarantee; Assignments. This Guarantee is a continuing guarantee and shall remain in full force and effect and shall be binding upon Sears and its successors and assigns until the later of full and final payment of all Guaranteed Obligations and the termination of the Commitments and shall inure to the benefit of the successors and assigns of the Agent and the Lenders and, in the event of any transfer or assignment of rights by any Lender or the Agent, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Sears shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders.

Section 4. Guarantee Absolute, Waivers and Acknowledgments. Sears hereby agrees that its obligations with regard to this Guarantee shall be unconditional, irrespective of any circumstances which might otherwise constitute a legal or equitable defense of a guarantor. In the event of a default in the payment of any Guaranteed Obligation, the Agent, on behalf of the Lenders, may seek to enforce this Guarantee against Sears without first proceeding against the Borrower. To the extent permitted by law, Sears hereby waives (a) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or the failure of the Agent or the Lenders (each a "Benefitted Party") to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person, (b) notice of the existence, creation or incurring of any new or additional indebtedness or obligation, (c) any defense based upon an election of remedies by a Benefitted Party, including but not limited to an election law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (d) any defense arising because of a Benefitted Party's election, in any proceeding instituted under Federal bankruptcy law, of the application of 11 U.S.C. Section 1111(b)(2) (e) any defense based on any borrowing or grant of a security interest under 11 U.S.C. Section 364, (f) promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guarantee and any requirement that any Benefitted Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Company or any other Person or any collateral, (g) any right to revoke this Guarantee and acknowledges that this Guarantee is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future, (h) any defense arising by reason of any claim or defense based upon an election of remedies by any Benefitted Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Sears or other rights of Sears to proceed against the Company, any other guarantor or any other Person or any collateral and (i) any defense based on any right of set-off or counterclaim against or in respect of the obligations of Sears hereunder and (j) any duty on the part of any Benefitted Party to disclose to Sears any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or any of its Subsidiaries now or hereafter known by such Benefitted Party.

Section 5. Reinstatement. If any Lender or the Agent is required by any court or otherwise to return to either the Borrower or Sears, or any custodian acting in relation to either the Borrower or Sears, any amount paid by the Borrower or Sears to the Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Section 6. Waiver of Rights of Subrogation. Sears agrees that it shall not be entitled to any right of subrogation in relation to the Lenders or the Agent in respect of any obligations guaranteed hereby until the later of (x) payment in full of all obligations guaranteed hereby and (y) the termination of the Commitments. If any amount shall be paid to Sears in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of Sears and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Credit Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guarantee thereafter arising. If (i) Sears shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at Sears' request and expense, execute and deliver to Sears appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Sears of an interest in the Guaranteed Obligations resulting from such payment made by Sears pursuant to this Guarantee.

Section 7. Acknowledgment, Limitation of Liability. Sears acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement. Sears hereby confirms that it is its intention that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Federal bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal, state or foreign law to the extent applicable to this Guarantee (the "Applicable Law"). In the event that this Guarantee would constitute or result in a violation of any Applicable Law, the liability of Sears under this Guarantee shall be reduced to the maximum amount permissible under such Applicable Law.

Section 8. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by Sears under or in respect of this Guarantee shall be made, in accordance with Section 2.12 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If Sears shall be required by law to deduct any Taxes from or in respect of any sum payable under or in respect of this Guarantee to any Benefitted Party, (i) the sum payable by Sears shall be increased as may be necessary so that after Sears and the Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 8), such Benefitted Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) Sears shall make all such deductions and (iii) Sears shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, Sears agrees to pay any present or future Other Taxes that arise from any payment made by or on behalf of Sears under or in respect of this Guarantee or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guarantee.
(c) Sears will indemnify each Benefitted Party for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, imposed on or paid by such Benefitted Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Benefitted Party makes written demand therefor.
(d) The obligations of Sears under this Section are subject in all respects to the limitations, qualifications and satisfaction of conditions set forth in Section 2.13 of the Credit Agreement. Without limitation of the foregoing, the Lenders are subject to the obligations set forth in Section 2.13 of the Credit Agreement to the same extent as if set forth herein.

Section 9. Representations and Warranties. Sears hereby represents and warrants as follows:

(a) Sears is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.
(b) The execution, delivery and performance by Sears of this Guarantee, and the consummation of the transactions contemplated hereby, are within Sears' corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) Sears' charter or by-laws or (ii) law or any contractual restriction binding on or affecting Sears, except, for purposes of this clause (ii), to the extent such contravention would not have a Material Adverse Effect and would not adversely affect the rights and remedies of the Benefitted Parties hereunder.
(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by Sears of this Guarantee.
(d) This Guarantee has been duly executed and delivered by Sears. This Guarantee is the legal, valid and binding obligation of Sears enforceable against Sears in accordance with its terms.
(e) There are no conditions precedent to the effectiveness of this Guarantee that have not been satisfied or waived.

Section 10. Affirmative Covenants. So long as any part of the Guaranteed Obligations shall remain unpaid or any Lender shall have any Commitment, Sears will furnish to the Lenders:

(a) no later than 50 days after the end of each of the first three fiscal quarters of Sears' fiscal year, and no later than 95 days after the end of each of Sears' fiscal years (commencing with the fiscal year ending on January 1, 2005), a certificate of an Authorized Officer of Sears setting forth in reasonable detail the calculations required to establish whether Sears was in compliance with the requirements of Section 12 on the last day of such fiscal quarter or fiscal year, as the case may be; and
(b) promptly and in any event within five days after any officer of Sears knows or should have had knowledge of the occurrence of each Default continuing on the date of such statement, a statement of an Authorized Officer of Sears setting forth details of such Default and the action that Sears has taken and proposes to take with respect thereto.

Section 11. Negative Covenants. So long as any part of the Guaranteed Obligations shall remain unpaid or any Lender shall have any Commitment, Sears will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Significant Subsidiaries (other than the Borrower) to create or suffer to exist, any Lien securing Debt on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Significant Subsidiaries to assign, any right to receive income to secure any Debt, other than:
(i) Permitted Liens,
(ii) Liens upon or in any real property or equipment acquired or held by Sears or such Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, constructed or improved (except that Liens incurred in connection with the construction or improvement of real property may extend to additional real property immediately contiguous to such property being constructed or improved) and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $200,000,000 at any time outstanding,
(iii) the Liens existing on the Effective Date and described on Schedule 11(a) hereto,
(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with Sears or any Subsidiary of Sears or becomes a Subsidiary of Sears; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with Sears or such Subsidiary or acquired by Sears or such Subsidiary,
(v) capitalized leases,
(vi) Liens granted by Sears or any of its Subsidiaries in favor of Sears or any of its wholly-owned Subsidiaries,
(vii) the replacement, extension or renewal of any Lien permitted by clause (ii), (iii) or (iv) above upon or in the same property theretofore subject thereto (and in any additions to any such property and in any property taken in replacement or substitution for any such property), or the replacement, extension or renewal (without increase in the amount) of the Debt secured thereby,
(viii) to the extent any Liens permitted by clause (iii) above are terminated (and not replaced, extended or renewed in accordance with clause (vii) above), Liens not otherwise permitted by clause (vi) above securing Debt in an amount equal to the amount of Debt secured by such terminated Liens, and
(ix) other Liens securing Debt in an aggregate principal amount not to exceed at any time outstanding $1,120,000,000.
(b) Sears Letter Agreement. Amend, waive, terminate or otherwise modify any provision of the Sears Letter Agreement or the Demand Notes; provided that the Borrower and Sears may amend the Sears Letter Agreement and Demand Notes to reduce the fixed charge coverage ratio set forth in paragraph 3 thereof to no less than 1.10.
(c) Dispositions. Sell, convey, assign, lease, abandon or otherwise transfer or dispose of, nor permit any of its Significant Subsidiaries to sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this clause (c) as a "Disposition" and any series of related Dispositions constituting but a single Disposition) any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except:
(i) Dispositions in the ordinary course of business;
(ii) Dispositions to Sears or a Subsidiary of Sears;
(iii) Dispositions of equipment or other property which is obsolete or no longer used or useful in the conduct of the business of Sears or its Subsidiaries;
(iv) Dispositions of assets located outside the United States or investments in entities operating outside the United States; or
(v) other sales, conveyances, assignments or other transfers or dispositions, provided that any such sales, conveyances or transfers shall not, in the aggregate for Sears and its Subsidiaries in any fiscal year, exceed 20% of consolidated total assets of Sears and its Subsidiaries as of the end of the previous fiscal year.
As used in this Section 11, the following term has the meaning indicated:
"Significant Subsidiary" means a wholly-owned subsidiary of Sears that is a "significant subsidiary" of Sears under Regulation S-X promulgated by the Securities and Exchange Commission.

Section 12. Financial Covenants. So long as any part of the Guaranteed Obligations shall remain unpaid or any Lender shall have any Commitment, Sears will:

(a) EBITDA/Interest. Maintain, for any period of four consecutive fiscal quarters, the ratio of (i) EBITDA to (ii) Interest Expense, in each case with respect to the Sears Domestic Segment, greater than (x) with respect to any calculation period ending on or before January 1, 2005, 3.00: 1.00, and (y) with respect to any calculation period ending thereafter, 4.25: 1.00, and
(b) Tangible Net Worth. Maintain, at all times, its Tangible Net Worth not less than $2,500,000,000.
As used in this Section 12, the following terms have the meanings indicated below:
"EBITDA" means, for any period, net income (or net loss) plus, to the extent excluded from the calculation of net income (or net loss), the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) extraordinary non-cash losses and any other non-cash charges incurred outside of the ordinary course of business (other than reserves in respect of credit card accounts receivable), (f) minority interest less, to the extent included in the calculation of net income (or net loss), the sum of (a) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business) and (b) any other non-cash income, in each case determined in accordance with GAAP for such period.
"Interest Expense" means interest payable on, and amortization of debt discount or premium in respect of, all Debt during such period, as determined in accordance with GAAP.

All accounting terms not specifically defined in this Guarantee shall be construed in accordance with U.S. generally accepted accounting principles consistent with those applied in the preparation of Sears financial statements included in its Form 10-K filing made on March 10, 2004, for its fiscal year ended on January 3, 2004, and giving effect to the charge for the cumulative effect of the change in accounting principle with respect to pension and post-retirement medical benefits described in such Form 10-K filing ("GAAP"). If at any time any change in U.S. generally accepted accounting principles would affect the computation of any financial ratio or requirement set forth herein, and either Sears or the Required Lenders shall so request, the Agent, the Lenders and Sears shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in U.S. generally accepted accounting principles (subject to the approval of the Required Lenders which shall not be unreasonably withheld), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with U.S. generally accepted accounting principles prior to such change in principles and (ii) Sears shall provide to the Agent and the Lenders financial statements and other documents required under this Guarantee or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in U.S. generally accepted accounting principles. For the avoidance of doubt, no retroactive change in U.S. generally accepted accounting principles shall apply to the construction of accounting terms under this Guarantee.

Section 13. Amendments, Etc. No amendment or waiver of any provision of this Guarantee and no consent to any departure by Sears therefrom shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 14. Notices. All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telegraphed, telecopied, telexed or delivered to it, if to Sears, addressed to it in care of the Company at the Company's address specified in Section 8.02 of the Credit Agreement, if to the Agent or any Lender, at its address specified in Section 8.02 of the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall be effective when received. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guarantee shall be effective as delivery of an original executed counterpart thereof.

Section 15. No Waiver; Remedies. No failure on the part of any Benefitted Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 16. Survival. Without prejudice to the survival of any of the other agreements of Sears under this Guarantee, the agreements and obligations of Sears contained in Section 1 (with respect to enforcement expenses), Section 2 and Section 8 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guarantee.

Section 17. Right of Set-Off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Agent to declare the Advances due and payable pursuant to the provisions of said Section 6.01, the Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, such Lender or such Affiliate to or for the credit or the account of Sears against any and all of the obligations of Sears now or hereafter existing under this Guarantee, irrespective of whether the Agent or such Lender shall have made any demand under this Guarantee and although such obligations may be unmatured. The Agent and each Lender agrees promptly to notify Sears after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Agent, such Lender and their respective Affiliates may have.

Section 18. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Sears hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and Sears hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Sears agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guarantee in the courts of any jurisdiction.
(c) Sears irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any New York State or federal court. Sears hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
(d) SEARS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTEE, THE ADVANCES OR THE ACTIONS OF ANY BENEFITTED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 19. Effect of Headings. All descriptive headings of this Guarantee are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS HEREOF, the Sears has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the day and year first above written.

SEARS, ROEBUCK AND CO.

By: /s/Glenn R. Richter Name: Glenn R. Richter Title: Executive Vice President and Chief Financial Officer

Attest: /s/ April Hanes-Dowd Name: April Hanes-Dowd Title: Corporate Secretary